Registration File No. 333-103838

Registration File No. 333-166020

Registration File No. 333-195595

Registration File No. 333-87372

Registration File No. 333-166019

Registration File No. 333-195594

Registration File No. 033-57759

Registration File No. 333-81463

Registration File No. 333-138500

Registration File No. 333-159061

Registration File No. 333-188789

Registration File No. 333-103839

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Baker Hughes, a GE company, LLC
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		76-0207995 (I.R.S. Employer Identification Number)
17021 Aldine Westfield Road Houston, Texas 77073 713-439-8600 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan
Amended and Restated Baker Hughes Incorporated 2002 Employee Long-Term Incentive Plan
Baker Hughes Incorporated Employee Stock Purchase Plan, as amended
Baker Hughes Incorporated Director Compensation Deferral Plan, as amended

(Full title of the plan)

William D. Marsh
Chief Legal Officer
17021 Aldine Westfield Road
Houston, Texas 77073
713-439-8600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Baker Hughes, a GE company, LLC, a Delaware limited liability company (the “BHGE LLC”) and successor in interest to Baker Hughes Incorporated, a Delaware corporation (“Baker Hughes”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister certain shares of the Baker Hughes common stock, par value $1.00 per share (the “Common Stock”), and remaining unissued and other obligations and interests, originally registered under the Registration Statements filed by Baker Hughes with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (Registration File No. 333-103838), pertaining to the registration of 7,000,000 shares of Common Stock under the Amended and Restated Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan (the “D&O Plan”), which was filed with the Commission on March 14, 2003;

•

Registration Statement on Form S-8 (Registration File No. 333-166020), pertaining to the registration of 3,000,000 shares of Common Stock under the D&O Plan, which was filed with the Commission on April 13, 2010;

•	Registration Statement on Form S-8 (Registration File No. 333-195595), pertaining to the registration of 10,000,000 shares of Common Stock under the D&O Plan, which was filed with the Commission on April 30, 2014;

•	Registration Statement on Form S-8 (Registration File No. 333-87372), pertaining to the registration of 9,500,000 shares of Common Stock under the Baker Hughes Incorporated Employee Long-Term Incentive Plan (the “LTIP”), which was filed with the Commission on May 1, 2002;

•

Registration Statement on Form S-8 (Registration File No. 333-166019), pertaining to the registration of 12,500,000 shares of Common Stock under the LTIP, which was filed with the Commission on April 13, 2010;

•

Registration Statement on Form S-8 (Registration File No. 333-195594), pertaining to the registration of 20,000,000 shares of Common Stock under the LTIP, which was filed with the Commission on April 20, 2014;

•	Registration Statement on Form S-8 (Registration File No. 033-57759), pertaining to the registration of 2,350,000 shares of Common Stock under the Baker Hughes Incorporated Employee Stock Purchase Plan (the “ESPP”), which was filed with the Commission on February 17, 1995;

•	Registration Statement on Form S-8 (Registration File No. 333-81463), pertaining to the registration of 4,000,000 shares of Common Stock under the ESPP, which was filed with the Commission on June 24, 1999;

•	Registration Statement on Form S-8 (Registration File No. 333-138500), pertaining to the registration of 5,000,000 shares of Common Stock under the ESPP, which was filed with the Commission on November 8, 2006;

•	Registration Statement on Form S-8 (Registration File No. 333-159061), pertaining to the registration of 8,000,000 shares of Common Stock under the ESPP, which was filed with the Commission on May 8, 2009;

•	Registration Statement on Form S-8 (Registration File No. 333-188789), pertaining to the registration of 8,000,000 shares of Common Stock under the ESPP, which was filed with the Commission on May 23, 2013;

•	Registration Statement on Form S-8 (Registration File No. 333-103839), pertaining to the registration of 500,000 shares of Common Stock under the Baker Hughes Incorporated Director Compensation Deferral Plan, which was filed with the Commission on March 14, 2003.

On July 3, 2017, the previously announced combination (the “Transactions”) of General Electric Company’s (“GE”) Oil & Gas business (“GE O&G”) and Baker Hughes was completed. The Transactions were completed pursuant to the Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among GE, Baker Hughes, Bear Newco, Inc. (which was renamed “Baker Hughes, a GE company”) (“BHGE”) and Bear MergerSub, Inc., as amended by the Amendment to Transaction Agreement and Plan of Merger, dated as of March 27, 2017, among GE, Baker Hughes, BHGE, Bear MergerSub, Inc., BHI Newco, Inc. (“Newco 2”) and Bear MergerSub 2, Inc. (as it may be further amended from time to time, the “Transaction Agreement”).

The Transactions included (i) the merger of Baker Hughes with an indirect, wholly owned subsidiary of Baker Hughes, with Baker Hughes surviving the merger as a direct wholly owned subsidiary of Newco 2 (the “First Merger”), (ii) the conversion of the surviving corporation of the First Merger into BHGE LLC, a Delaware limited liability company (which was originally named Newco LLC and then renamed Baker Hughes, a GE company, LLC) (the “Conversion”), (iii) the merger of Newco 2 with BHGE, with BHGE surviving the merger (the “Second Merger” and collectively with the First Merger, the “Mergers”) and (iv) the transfer by GE to BHGE LLC, following the Mergers and the Conversion, of (1) all of the equity interests of the GE O&G holding companies that held directly or indirectly all of the assets and liabilities of GE O&G, including any GE O&G operating subsidiaries, and (2) $7.4 billion in cash in exchange for approximately 62.5% of the membership interests in BHGE LLC.

As a result of the Transactions, there will be no future offers or sales under the Registration Statements and, pursuant to the undertakings made by Baker Hughes in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the date hereof, BHGE LLC hereby removes from registration the securities registered but unissued under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, BHGE LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 3, 2017.

Baker Hughes, a GE company, LLC

By:	/s/ Lee Whitley
Corporate Secretary